1
                                                  Exhibit 10.3

              MINI-TYPE FUSE AND ATO-TYPE FUSE
             CONSOLIDATED AND AMENDED AGREEMENT

     This Mini-Type Fuse And ATO-Type Fuse Consolidated And Amended Agreement is made and entered this 28th day of July, 1995, between Littelfuse, Inc., a corporation organized under the laws of the State of Delaware (hereafter called "Licensor"), having its principal office at 800 East Northwest Highway, Des Plaines, Illinois 60016, U.S.A., and Pacific Engineering Company, Ltd., a corporation organized under the laws of Japan (hereinafter called "Licensee"), having its principal offices at 450 Hinoki-Cho, Ogaki-shi, Gifu-ken 503, Japan. Licensor and Licensee are referred to collectively as "the Parties."

     WHEREAS, Licensor is the owner of patents on blade fuses, and of registered trademark(s) on a blade fuse configuration, and has claimed ownership of certain technology (know-how) and of certain trade dress on certain elements of a blade fuse configuration;

     WHEREAS, Licensor and Licensee entered into a "Patent
License Agreement' on December 25, 1977 ("the 1977
Agreement"), and a "Mini Fuse License Agreement" on May 22,
1990 ("the 1990 Agreement");

     WHEREAS, disputes over the terms and scope of the 1977 Agreement and the 1990 Agreement have arisen and, in order to end and resolve these disputes, the Parties entered into an "Outline of Agreement" on August 19, 1994, and agreed to consolidate the terms of both the 1977 Agreement and the 1990 Agreement;

     NOW, THEREFORE, for good and sufficient consideration paid, the Parties hereby agree to the terms and conditions set forth below:

                          ARTICLE I
                         Definitions

     Whenever used in this Agreement, the terms in this Article shall have the meanings set forth in the following paragraphs.

     "ATO-Type Fuses" shall mean blade-type fuses marketed since 1977 by Licensor, now under the "ATO" trademark, and the similar blade-type fuses which Licensee has marketed since 1978. An example of Licensor's "ATO-Type Fuses" is attached to this Agreement as Exhibit A. Any fuses that do not include a metallic fusible link shall not be included in this definition.

     "Mini-Type Fuses" shall mean those blade-type fuses substantially smaller than the ATO-Type Fuses which are currently sold by Licensor under the "MINI" trademark, and the similar blade-type fuses that have been sold by Licensee since
  1992. An example of Licensor's "Mini-Type Fuses" is attached to this Agreement as Exhibit B. Any fuses that do not include a metallic fusible link shall not be included in this definition.

     "Intellectual Property" shall mean any and all patents, trademarks, trade dress, copyrights, and all other intellectual property rights owned by Licensor that currently exist and can be used in the design, manufacture, sale, or use of ATO-Type Fuses and Mini-Type Fuses, as well as any other intellectual property rights that are added pursuant to the terms of this Agreement.

     "Net Sales Price" shall mean the price charged by Licensee for one ATO-Type Fuse or one Mini-Type Fuse after deduction of applicable discounts and adjustments, such as those regarding transportation, packing charges, allowances, installation, insurance, taxes, returns, and special service charges. If no such price exists and the ATO-Type Fuse or Mini-Type Fuse is not provided for promotional purposes or supplied to an affiliate owned at least 50% by Licensee, then the price shall be the same as the usual and customary Net Sales Price charged Licensee's customers.

     "Exclusive" shall mean that only Licensor or Licensee is allowed to manufacture, sell and/or use the Fuses in accordance with the provisions of the particular paragraphs in
  Article II. below that use such terms, except for any rights that may currently have been granted under existing agreement(s) between Bussmann or its successors and Licensor.

     "Non-Exclusive" shall mean that only Licensor and Licensee are allowed to manufacture, sell and/or use the Fuses in accordance with the provisions of the particular paragraphs in Article II. below that use such terms, except for any rights that may currently have been granted under existing agreement(s) between Bussmann or its successors and Licensor.

     Territory A' is identified in Appendix I of this Agreement.

     Territories B' and C' are identified in Appendix I of this Agreement.

     Territory D' is Australia, New Zealand, South Korea, and all other countries of the world that have not been specifically identified in the categories of any of Territories A', B' or C'.

                         ARTICLE II
                       Rights Granted

     Licensor hereby grants to Licensee, and to Licensee's present and future subsidiaries, affiliates, and other companies in which Licensee owns at least 50% of the stock or assets, the rights and license set forth below. (For purposes of subparagraphs a. and d. below, the corporate headquarters of any joint venture or otherwise affiliated company shall be deemed to be in the country of the company owning directly or indirectly 50% or more of the stock or assets in the joint venture or otherwise affiliated company. Also, for purposes of subparagraphs below, the rights extended to Licensor shall also extend to Licensor's present and future subsidiaries, affiliates, and other companies in which Licensor owns at least 50% of the stock or assets.)

     a. Territory A'. The exclusive non-transferable rights and license to practice and use the Intellectual Property in the manufacture, sale and use of ATO-Type Fuses and Mini-Type Fuses in Territory A'. Notwithstanding this right, however, Licensor may sell (but not manufacture) ATO-Type and Mini-Type Fuses as replacement genuine parts for vehicles and other equipment manufactured by companies that (1) have their corporate headquarters in Territory B', C' and D', and (2) have used Licensor's fuses as original equipment in Territory A', B', C' and D'. The importation into Territory A' of vehicles or equipment having as original equipment the ATO-Type Fuses or Mini-Type fuses of the Licensor shall not be deemed to be a violation of Licensee's exclusive right and license in Territory A'.

     b. Territory B'. The exclusive non-transferable rights and license to practice and use the Intellectual Property in the manufacture of the Mini-Type Fuses in Territory B'. Both Licensor and Licensee shall have non-exclusive rights to manufacture, sell and use ATO-Type Fuses in Territory B', and Licensor and Licensee shall both have the right to sell and use the Mini-Type Fuses in Territory B'.

     c. Territory C'. The non-exclusive non-transferable rights and license to sell (but not manufacture) ATO-Type Fuses and Mini-Type Fuses in Territory C' as replacement genuine parts for vehicles and other equipment manufactured by companies that (1) have their corporate headquarters in Territories A', B', or D' and (2) have used Licensee's fuses as original equipment in Territories A', B', C', or D'. The importation into Territory C' of vehicles or equipment having as original equipment ATO-Type Fuses or Mini-Type Fuses of the Licensee shall not be deemed to be a violation of Licensor's exclusive right and license in Territory C'.

     d. Territory D'. The non-exclusive non-transferable rights and license to practice and use the Intellectual Property in the manufacture, use and sale of the ATO-Type and Mini-Type Fuses in Territory D'. As this right is non-exclusive, Licensor shall have these same rights in Territory D'.

     The Parties recognize that, as a matter of practical business operations and customer relations, they cannot control the locations to which their customers resell ATO-Type Fuses and Mini-Type Fuses. Accordingly, Licensor agrees that any and all sales of ATO-Type Fuses and Mini-Type Fuses by Licensee's unaffiliated customers in a manner inconsistent with the territorial terms of this Agreement shall not be considered a breach of this Agreement by Licensee. Similarly, Licensee agrees that any sales of ATO-Type Fuses and Mini-Type Fuses by Licensor's customers in a manner inconsistent with the territorial terms of this Agreement will not be considered a breach of this Agreement by Licensor. It is understood that such customers are not granted any rights they do not otherwise have under the terms of this Agreement. The Parties shall make reasonable efforts to the extent lawfully permitted to control resales of ATO-Type Fuses and Mini-Type Fuses in accordance with the territorial provisions of this Agreement.

     The Parties recognize that there are important customers of Licensee and Licensor in certain countries. The Parties also recognize that there may be a desire on the part of such customers to have a second source of supply for ATO-Type Fuses and Mini-Type Fuses. The Parties accordingly agree that they will recommend each other as second source suppliers for their customers if such second sources are required.

     All applicable Intellectual Property, if any, may be used with the ATO-Type and Mini-Type Fuses conditioned upon the Fuses having the quality which meets SAE or other quality standards in the areas where such Fuses will be used.
  Licensee shall send Licensor, and Licensor shall send Licensee, by the end of January and July of each year samples of each current rating of each Licensed Fuse. The parties shall identify their ATO-Type and Mini-Type Fuses in such a manner as to be able to identify the Licensed Fuses manufacturer. Licensor grants to Licensee the right to use its Mini-Fuse trademarks on the Licensed Fuses, subject to the same quality requirements set forth in this paragraph.

     Licensee shall not grant sublicenses to others. It is recognized that this limitation shall not diminish in any way the rights given under this Agreement.

     Nothing in this Agreement shall preclude Licensee from being able to make fuses using the Intellectual Property that do not fall within the currently existing Mini-Type and ATO-Type fuses if any manufacturer should request that such differences be made. However, Licensee shall first attempt to continue to use existing fuse configurations and specifications for any fuses using the Intellectual Property prior to making such a change.

                         ARTICLE III
                          Royalties

     Royalties payable by Licensee to Licensor and the terms therefor shall apply to Licensee's sale of ATO-Type Fuses or Mini-Type Fuses as set forth below.

     Licensee shall pay Licensor 1.5% of the Net Sales Price of the ATO-Type Fuses. The minimum annual royalty on ATO-Type Fuses shall be $25,000. These royalties shall be payable for all ATO-Type Fuses sold by Licensee in any part of the world through August 10, 1999. This royalty payment obligation will cease on the earlier date when and if all patents in all countries specified in this Agreement (whether or not used by Licensee) and relating to the ATO-Type Fuse expire are abandoned, or are declared invalid by final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

     Licensee shall pay Licensor 2.5% of the Net Sales Price of the Mini-Type Fuses. The minimum annual royalty on Mini-Type Fuses shall be $50,000. These royalties shall be payable for all Mini-Type Fuses sold by Licensee in any part of the world through April 16, 2006. This royalty payment obligation will cease on the earlier date when and if all patents in all countries specified in this Agreement (whether or not used by Licensee) and relating to the Mini-Type Fuse expire, are abandoned, or are declared invalid by final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

     Minimum annual royalties shall be measured from April 1 of one year to March 31 of the next year. Minimum royalties shall be paid by Licensee each year if the royalties due on sales do not exceed the minimum annual royalty in paragraphs
  2. and 3. above. Royalties shall be paid annually for all sales of Fuses during each annual period beginning April 1, the payment to be made on or before the date that is sixty
  (60) days following the end of each such annual period. If the total royalties payable on the basis of actual sales for a given year is less than the minimum royalty due for that year, then Licensee shall pay Licensor, when the payment for each year is due, an amount of money equal to the minimal royalty due. If the royalty payment due on the basis of actual sales exceeds the minimum royalties, then this amount shall be paid. All payments shall be made in United States dollars. For purposes of converting Yen and other sales in different currencies, the acceptable rate of exchange to convert the Yen into United States dollars shall be the mid-point between the Bank of Tokyo's opening quotes on the last working day of March of each year for: (1) the conversion of Yen into United States dollars (Telegraphic Transfer Selling Rate), and (2) the conversion of United States dollars into Yen (Telegraphic Transfer Buying Rate).

     If there should be any restriction imposed against the payment of the royalty, then, to the extent permitted by law, an account in Licensor's name shall be established in the country involved and the royalties due paid into such account. This account shall be maintained at Licensor's expense from the deposited funds or otherwise. The deposit of such funds shall satisfy Licensee's obligations hereunder.

     Licensee shall maintain complete, clear and accurate records in sufficient detail to permit the determination of the royalties due under this Agreement. At Licensor's request, Licensee shall cause its outside accountant to provide Licensor with an annual audited report of the royalty computation required under this Agreement. Such report shall be maintained in confidence, and shall not be disclosed to anyone in the absence of court order which shall be opposed by Licensor until all reasonable means of opposition have been exhausted. A protective order acceptable to Licensee shall be sought from any court requiring such production. Any underpayment by Licensee that exceeds 10% shall be subject to prime rate interest on such excess.

     The Parties agree that only one royalty payment shall be due for each Mini-Type Fuse or ATO-Type Fuse.

     Licensor shall provide Licensee with notice of any new Intellectual Property for ATO-Type Fuses and/or Mini-Type Fuses developed by Licensor that would fall under this Agreement. If Licensee in its sole option determines it wishes to include the new Intellectual Property under this Agreement for its use in connection with ATO-Type Fuses and/or Mini-Type Fuses, and so advises Licensor of this desire in writing, then such Intellectual Property shall be covered by this Agreement. The period for royalty payments under this Agreement shall then be extended to the date on which any new patent added to this Agreement is abandoned, expires or is declared invalid. Nothing herein shall require the payment of any additional royalty payments except for payments of the royalties provided for hereunder for any extension of the period for royalty payments for the ATO-Type Fuse and Mini-Type Fuse caused by the addition of new patents in accordance with this paragraph.

     When Licensee is no longer obligated to make royalty payments under this Article for ATO-Type Fuses, then Licensee shall be considered to have perpetual royalty-free licenses for the ATO-Type Fuses. When Licensee is no longer obligated to make royalty payments under this Article for Mini-Type Fuses, then Licensee shall be considered to have perpetual royalty-free licenses for the Mini-Type Fuses. Licensee agrees that it will execute documents necessary to protect any trademark or trade dress rights that Licensor might have on the configuration of ATO-Type Fuses and Mini-Type Fuses when Licensee no longer has any royalty obligations under this Agreement for those ATO-Type Fuses and Mini-Type Fuses. Licensor and Licensee also agree that, to the extent lawfully permissible, they will retain the territorial limitations imposed in this Agreement on each party's manufacture, sale and/or use of ATO-Type Fuses and Mini-Type Fuses; provided, however, that if it is determined that the same limitations cannot legally be enforced, then no such limitations shall be applied.

                         ARTICLE IV
               Representations and Warranties

     Licensor represents and warrants that: (a) it is a corporation duly organized and existing in good standing under the laws of the State of Illinois and the United States; (b) it is duly authorized and has full corporate power under its Certificate of Incorporation and under applicable laws to operate its properties and engage in the business carried on by it; (c) the execution, delivery and performance of this Agreement by it has been duly authorized by all proper corporate action; (d) it has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions herein contemplated; and, (e) it is the owner of the Intellectual Property covered by this Agreement.

     Licensee represents and warrants that: (a) it is a corporation duly organized and existing in good standing under the laws of Japan; (b) it is duly authorized and has full corporate power under its Certificate of Incorporation and under applicable laws to operate its properties and engage in the business carried on by it; (c) the execution, delivery and performance of this Agreement by it has been duly authorized by all proper corporate action, and, (d) it has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions herein contemplated.

     Licensor makes no representations, extends no warranties, express or implied, and assumes no responsibilities whatsoever, with respect to the performance, merchantability or fitness for a particular purpose of ATO-Type Fuses and Mini-Type Fuses, to Licensee, its vendees or other transferees.

                          ARTICLE V
                 Effect On Prior Agreements

     Upon execution by both Parties of the present "Mini-Type Fuse and ATO-Type Fuse Consolidated and Amended Agreement," the Parties mutually agree that the present Agreement shall consolidate, replace and supersede all terms of the 1977 Agreement, the 1990 Agreement, and the "Outline of Agreement" dated August 19, 1994.

     Licensee and Licensor shall, as of the date of execution of this Agreement, waive all rights and causes of action either may have had against the other prior to the execution of the agreement.

     Notwithstanding the provisions of paragraphs 1. and 2. of this Article, Licensee shall pay to Licensor (1) the accumulated royalties owed under the 1977 and 1990 Agreements up to August 31, 1994, and (2) the amount owed under this Agreement from that date until March 31, 1995, within sixty
  (60) days after April 1, 1995. For purposes of simplifying calculations in this paragraph and in Article III., paragraphs
  2. and 3., the last date for applying the royalty rates in the 1977 and 1990 Agreements shall be August 31, 1994.

                         ARTICLE VI
                          Liability

     The Parties agree to indemnify and to hold each other harmless against any and all costs, claims, damages and expenses (including reasonable attorneys' fees) arising out of their own manufacture, sale or use of ATO-Type Fuses and Mini-
  Type Fuses.

     Neither party shall be in default of this Agreement or liable to the other party for any delay or default in performance where occasioned by any cause of any kind or extent beyond its control, including but not limited to:
  armed conflict or economic dislocation therefrom; embargoes or shortages of labor, raw materials, fuel, energy, production facilities or transportation; labor difficulties; civil disorders of any kind; action of any civil or military authorities (including priorities and allocations); fires; floods; accidents; other natural or man-made disasters or problems.

     Each party will protect and hold the other harmless from and against any costs, damages or expenses incurred as a result of its breach of any of its representations, agreements or warranties made herein.

     Should any claim of invalidity regarding any Intellectual Property covered by this Agreement be made by any person or entity, notice thereof shall be provided to the other party as soon as one of the Parties is informed about the claim.
  Notice shall also be provided to the other party should a party learn of any claim of infringement made by any person or entity regarding any of the Intellectual Property covered by this Agreement. Licensor shall be charged with the enforcement and protection of those rights.

                         ARTICLE VII
                 Infringement and Invalidity

     Infringement Prosecution.    Either Licensor or Licensee
  may initiate the prosecution of any infringer in Territory A' through an infringement suit or other proceeding designed to stop a substantial infringement by a material competitor. If at any time Licensor determines that it does not want the infringement action to proceed, then it shall inform Licensee of this fact and such action shall be stopped. Any normal, reasonable expenses incurred by Licensee as a result of such a stopped infringement action shall be returned by Licensor to Licensee within sixty days of receipt of a statement of expenses certified by Licensee's certified public accountant. Further, Licensee shall no longer need to pay royalty for the use of any patents involved in the stopped infringement action until such competition ceases, and for such period as such competition persists.

     Infringement Actions. Should an infringement action be commenced by one party, the other party shall be entitled to join that action if it agrees to pay one half of the legal fees and expenses required to prosecute the case. The party initiating the action shall be entitled to hire the attorney(s) required. However, this selection must be approved by Licensor who agrees not to unreasonably withhold such approval. In any event, the party which chooses not to participate shall be obligated to execute all papers and to provide such other assistance as is reasonably required to prosecute all at the other party's expense.

                        ARTICLE VIII
                      General Provisions

     Governing Law. This Agreement shall be governed by and interpreted solely in accordance with the laws of the State of Illinois, U.S.A. The terms of all international conventions and treaties, unless mandatory, including those dealing with the international sales of goods, shall not apply with respect to the interpretation of this Agreement, and, as between solely the Parties to this Agreement, with respect to any matter specifically covered by this Agreement or the laws of the State of Illinois.

     Arbitration. Controversies of any kind relating to this Agreement shall first be negotiated among the Parties or the Parties' representatives over a period of no less than thirty days. Failure to achieve agreement during this time period shall permit one of the Parties to seek resolution of the controversy through its reference to arbitration under the rules of the American Arbitration Association. The Parties shall be required to choose a single arbitrator within thirty days or to have the American Arbitration Association choose such an arbitrator within two weeks thereafter. The arbitrator shall not be either a United States or Japanese citizen. The place of the arbitration shall be Honolulu, Hawaii, if brought initially by Licensor and Los Angeles, California, if initially brought by Licensee. The Parties shall be bound by the decision of the arbitrator, whose decision shall be final. At any time before or after the arbitrator's decision, the Parties may settle the controversy through other means. The arbitration shall be subject to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect.

     Entire Agreement. This Agreement represents the entire understanding of the Parties hereto with respect to the subject matter hereof, supersedes all prior written or oral agreements and shall not be modified except by subsequent written agreement duly executed by or on behalf of the Parties by authorized officers. If any of the provisions of this Agreement shall be held void or unenforceable, the other provisions shall survive and remain in full force and effect.

     Successors and Assigns. This Agreement shall inure to the benefit of the Parties hereto and their successors and assigns; provided, however, that the rights of Licensee hereunder may not be assigned nor its duties hereunder delegated to a third party unless 100% of Licensee's assets are sold to such third party.

     Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original agreement but all of which shall be considered one and the same instrument.

     Titles and Headings. Titles and headings to paragraphs and subparagraphs herein are inserted for the convenience of reference only and are not intended to affect the interpretation or construction of this Agreement.

     Independent Contractors. The Parties recognize and agree that neither is a co-venturer, partner, or franchisee of the other.

     Validity and Enforceability. The Parties agree that the validity and enforceability of this Agreement shall not be affected by the finding that one or more parts or provisions of the Agreement cannot be enforced for any reason, including the finding that they are in conflict with the laws of any jurisdiction, or any treaty or convention.

     Export Controls. The Intellectual Property or ATO-Type Fuses and Mini-Type Fuses themselves may be subject to the export controls of Japan, the United States or other countries. The Parties agree that they will undertake all necessary actions to follow existing and any future requirements of such countries, including specifically the requirements of COCOM and the U.S. Department of Commerce relating to the export of the ATO-Type Fuses and Mini-Type Fuses and technical information directly or indirectly to certain countries. Any such existing and future requirements shall be identified in writing by Licensor to Licensee.

     Government Approvals. This Agreement shall be finally effective upon the approval or validation thereof of appropriate Japanese authorities, if such approval or validation is required before the Agreement can be effective in Japan.

     Notices. All notices required herein shall be transmitted by telefax and by courier to the following addresses and numbers:

    President
    Littelfuse, Inc.
    800 East Northwest Highway
    Des Plaines, Illinois  60016
    Fax Number:  1-847-824-3864

    President
    Pacific Engineering Co., Ltd.
    450 Hinoki-cho
    Ogaki-shi
    Gifu-Ken, Japan
    Fax Number:  1-81-584-94-6102

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate originals by their duly authorized officers on this 28th day of July 1995.

LITTELFUSE, INC.              PACIFIC ENGINEERING CO., LTD.


___________________      _____________________________
Howard B. Witt           Hirohisa Ogawa
President                President
                         APPENDIX I

Country in Territory A'

Japan

Countries in Territory B'          Countries in Territory C'

Afghanistan                   Norway
Bangladesh                    Sweden
Bhutan                        Finland
Myanmar                  Denmark
Cambodia                 United Kingdom
Hong Kong                Netherlands
India                         Belgium
Indonesia                Luxembourg
Iran                     Germany
Laos                     France
North Korea                   Spain
Malaysia                 Portugal
Mongolia                 Switzerland
Nepal                         Austria
Pakistan                 Italy
People's Republic of China         Ireland
Singapore                Czech Republic
Sri Lanka                Slovak Republic
Taiwan                   Hungary
Thailand                 Turkey
Vietnam                  Greece
Philippines                   All republics formerly
comprising Yugoslavia
                         Romania
                         All republics formerly comprising the
USSR
                         United States
                         Canada
                         Mexico
                         Poland

                  Countries in Territory D'

Australia, New Zealand, South Korea, and all other countries not listed under Territories A', B', and C'.